Exhibit 14

North American Scientific, Inc.

Business Ethics Program

Introduction

North American Scientific (sometimes referred to as “the Company”) and its operating business units are dedicated to achieving our business objectives.  At the same time, we are equally dedicated to achieving those objectives in accordance with the high ethical standards we have set in our Code of Ethics.  Often, good common sense is all we need to act in an ethical manner.  However, in some situations, more guidance may be needed.  That is the purpose of our Guidelines of Business Conduct.

Our Code of Ethics are a reflection of our core values.  Our core values are:

•                  Professionalism and ethical behavior in all our actions

•                  Pursue innovation, creativity and discovery

•                  Quality in everything we do

•                  Commitment to unparalleled customer service, both internally and externally

•                  Success through teamwork

•                  Corporate growth that benefit our employees and shareholders

The nature and scope of North American Scientific’s operations place a significant trust in individual employees.  North American Scientific rewards the contribution of its employees by providing challenging employment as well as competitive compensation, benefits and retirement plans.

Employees over the years have understood and met the high ethical standards demanded by North American Scientific.  With continued growth and the addition of new operating units, however, it is appropriate to be more specific concerning how the Company’s ethical standards apply to certain business situations.  For this reason North American Scientific has prepared the following Business Conduct Guidelines and Code of Ethics, which apply to all units of the Company.

This booklet sets forth our Code of Ethics and our Guidelines for Business Conduct.  It specifies the legally correct and ethical conduct expected of employees in a variety of identified business situations.

However, this booklet does not and cannot cover every situation in which you will be faced with ethical questions.  Questions will arise concerning interpretation, intent, and application.  All such questions should be discussed with your supervisor, who will consult with an appropriate member of management.

All employees must comply with all applicable laws and regulations and must avoid situations that could result in the appearance of wrongdoing or impropriety under these guidelines.  Any violation of these guidelines that you become aware of must be reported immediately to any of the following:

•                  The Chief Executive Officer of North American Scientific

•                  The President of Theseus Imaging Corp.

•                  The Director of Human Resources /Legal Affairs of North American Scientific

If you prefer to make an anonymous report, you may submit a report, in writing, to any of the three people listed above, whereupon your request will be held in confidence.

As an employee of North American Scientific, you are expected to study the Guidelines and Code of Ethics, and to pledge personal commitment and compliance.  A response card is provided for you to certify your compliance with the program.  All supervisory employees have a special obligation to maintain exemplary business conduct as a model for their subordinates.

We are confident that North American Scientific people will appreciate this expression of the ethical standards that are vital to the continued success of the Company and its employees.  All of us are on a team.  We must be able to depend on our teammates to support these standards for the mutual benefit of all of us.

L. Michael Cutrer
President & Chief Executive Officer

North American Scientific, Inc.

Code of Ethics

North American Scientific is committed to the highest standards of ethical business conduct.  These standards reflect our core values.  We believe that adherence to these standards ensures our long-term success, even though they may cause us to forgo some perceived near-term business opportunities.

We expect the business behavior of the Company and each of its employees, directors and agents to conform to the following principles:

•                  We are committed to:

•                  Quality products and services, delivered on time and at competitive prices

•                  Mutually fair, responsible and beneficial arrangements with our suppliers

•                  Fairness, respect, and opportunity for all employees

•                  Competitive compensation and benefits

•                  Operating for prudent long-term growth while sustaining historic or improved operating ratios, sound and conservative financial policies and an attractive rate of return for our shareholders

•                  Ensuring that all company operations and products are safe and environmentally sound

•                  Communicating with competitors only under appropriate circumstances and in strict accordance with the law

•                  Existing as a good corporate citizen in the communities in which we operate

•                  We will only employ persons who:

•                  Are qualified to fulfill their assigned responsibilities

•                  Make a commitment to quality in their work

•                  Have initiative and creativity

•                  Demonstrate high standards and integrity

•                  Have respect and concern for others

•                  Understand the value of teamwork in achieving the Company’s business objectives

•                  Handle company assets prudently

•                  Are honest, accurate, complete, and timely in all Company communications and records.

Our Code of Ethics can also be expressed as commitments to the following stakeholders in North American Scientific:

Our Customers

Unless we consistently fulfill our customers’ needs, we cannot serve any of our other stakeholders.  Thus, we are committed to providing high quality products at competitive prices.  We constantly strive for technical excellence through innovation, creativity and discovery. We are forthright and honest in our communications and transactions with customers.

Our Shareholders

We are committed to providing a superior long-term return to our shareholders.  We are also committed to protecting and improving the value of their investment through the prudent utilization of corporate resources and by observing the highest standards of legal and ethical conduct in all of our business dealings.

Our Employees

Our employees are North American Scientific’s most important resource.  As such, we are committed to treating one another with respect and fairness.  We respect each other’s privacy and treat each other with dignity and respect regardless of age, race, color, gender, religion, disability, sexual orientation, or nationality.  We will provide safe and healthy working conditions for every employee.  We strive to maintain an atmosphere of open communication.

Our Suppliers

We deal honestly and openly with our suppliers.  We encourage competition and, at the same time, value our long-term relationships with suppliers.

Our Communities

North American Scientific is a good corporate citizen and we encourage and support all of our employees to be good citizens.  We respect the environment and natural resources.

By their very nature, these Code of Ethics are a brief list of principles and values we believe are very important.  Additional topics and more detail are included in the Guidelines of Business Conduct.  If more clarification or guidance is needed, we urge employees to consult with management or the other listed Company sources of assistance.

North American Scientific, Inc.

Guidelines of Business Conduct

Business Conduct Guideline #1

Be Honest in All Business Dealings

The Company expects its employees to be honest in dealings with all of its stakeholders, including:

•                  Fellow employees

•                  The Company

•                  Suppliers

•                  Customers

•                  All members of the business community

At some time or another, you may have the opportunity to profit, at the expense of the Company and fellow employees, by dishonesty.  Such behavior could take the form of:

•                  filing a false expense statement;

•                  accepting a bribe or kickback from a supplier;

•                  copying computer software;

•                  lying to a supervisor or customer concerning business facts, such as mischarging time on a company time sheet;

•                  taking company products, supplies, or money, etc.

The Company has taken precautions to reduce temptation and to encourage honesty.  We would like to see each of you enjoy a long-term, productive relationship with North American Scientific.  We will not hesitate, however, to discharge and prosecute anyone who knowingly violates the rule of basic honesty, whether or not covered specifically by the Guidelines of Business Conduct.

Expense reports must be completed accurately and on time.  Expenses must be properly documented and only those that are reasonable and necessary to our business will be reimbursed.  Personal expenses must not be submitted to the Company for reimbursement.  In addition, North American Scientific has published a Travel Policy which can be obtained through the Company’s Finance Department.  It is expected that all employees will adhere to the guidelines set forth in the Travel Policy.

Business Conduct Guideline #2

Avoid Conflicts of Interest in any Form

A conflict of interest is a divided loyalty between the interests of North American Scientific and the personal interest of the employee.  Employees must not allow personal considerations or relationships, whether actual or potential, to influence them in any way when representing the Company in dealings with other persons or organizations.  All of us have the obligation to avoid not only situations that give rise to a conflict of interest, but also those situations that create the appearance of a conflict of interest.  You may encounter potential conflicts of interest in a variety of situations.  Some of the most likely areas are:

•                  Relationships with customers or suppliers, especially relating to entertainment situations or gifts,

•                  Financial or other dealings with outside organizations that do business with our Company,

•                  Outside employment with any competitor, customer, or supplier of the Company, or any other outside employment arrangements that could jeopardize our interests or interfere with our productivity.

You should not give or receive gifts or similar business courtesies without the approval of a director or above at North American Scientific.   There should never be a benefit given to a customer with an explicit or implicit requirement to use or purchase a North American Scientific product without the approval of the Legal Department or an Officer of the Company.   If any questions arise about gifts, tickets, or business-related gifts, please contact the Legal Department.

You should reexamine your investments, relationships and activities periodically to avoid becoming involved in a conflict of interest.  If you are in doubt concerning the propriety of any activity, you are obliged to review the situation with your supervisor.  The Company reserves the right to determine whether certain activities constitute a conflict of interest.  If, after such determination and appropriate discussion, you persist in engaging in such activities, discharge may result.

Business Conduct Guideline #3

Make Sure That All Entries in the Books and Records of North American Scientific are Complete and Accurate

All entries made in North American Scientific’s books, records and accounts must properly and fairly reflect the actual transactions being recorded, to the best knowledge, information, and belief of the employee(s) making the entries.  Any person who reports Company information (which likely comprises every employee of the Company in one fashion or another) is required to report such information completely, correctly, and honestly.

Our policy expressly forbids the improper handling of our funds and assets.  All funds and assets of the Company must be disclosed and recorded properly; no undisclosed or unrecorded fund or asset of the Company is to be established for any purpose.

Business Conduct Guideline #4

Do Not Use Company Funds or Resources, Directly or Indirectly, For Unauthorized Political or Charitable Purposes

In support of the democratic process, we encourage our employees to actively participate personally in political activities which are kept separate from their work.  If you are engaged in a political activity of any kind, you must be careful not to use North

American Scientific’s name or resources, and ensure that such activities do not adversely affect any business relationships.  In addition, you should exercise discretion in discussing political subjects with business contacts.  If you have any questions about your participation in political activities, you are obliged to discuss the situation with your supervisor.

Company funds or assets should not be used for making political contributions or personal contributions to charity of any kind, whether in the United States or in a foreign country.  This prohibition covers not only direct contributions, but indirect support of candidates or political parties, for example, the purchase of tickets for special dinners or other fund-raising events, the loan of employees to political parties or committees, the furnishing of transportation or duplicating services, etc.  Company political or charitable activity is limited to those matters which are:

1.               Clearly lawful,

2.               Closely related to the interests of the Company, its employees, or its shareholders, AND

3.               Performed with the prior written approval of the President of North American Scientific.

Business Conduct Guideline #5

Do Not Use the Company Name, Assets or Information for Personal Gain

North American Scientific’s name, assets, and information belong to the Company, and not to individual employees, regardless of their position in the Company.

Employees may not use the Company name in connection with personal activities, except as part of biographical summaries of work experience.  If you intend to participate in meetings or publish materials where the Company name is coupled with the participant’s or author’s name, you must have advance written approval by the President of North American Scientific.  In addition, any approved speech, presentation material, paper, or article to be published must be reviewed prior to publication by any of the following:  President of North American Scientific, President of Theseus Imaging Corp., Director of Legal Affairs of North American Scientific.

Employees should regard the protection of Company assets (both physical and intangible) and services as a vital responsibility.  Company assets include Company manuals, samples, forms, plans, customer lists and files, software, and all other documents, writings, and copies used or relied upon in your employment.  These materials are proprietary and confidential to North American Scientific.  They must not be used for personal benefit or any other improper purpose.  They must not be sold, lent, given away, or otherwise disposed of, regardless of condition or value, except with proper authorization.  They must be returned upon request or upon termination of employment.  Personal use of Company telephones and computers must be reasonable and may not interfere with the accomplishment of one’s assigned duties.

Company information is valuable both to the Company and to outsiders.  Employees should follow the only safe rule:  Give to outsiders only information that is:

•                  Clearly immaterial

•                  Already available to the public (via press releases, annual reports, quarterly reports, filings with the SEC, etc.),

•                  Required to properly perform the job, and

•                  Not in response to a media inquiry.  All media inquiries must be directed to an Officer of the Company.

North American Scientific’s Information Technology Department has established a prudent set of controls to prevent unauthorized distribution of Company information.  Access to classified or confidential information stored on the mainframe computer system is controlled by a combination of passwords, physical access controls, and other security procedures.  Similar security and control measures have been established for individual computers within and outside the Company.  For further information about these procedures, you should consult with North American Scientific’s Director of Information Technology.

A specific area of concern relates to non-public information about the Company, positive or negative, that could have a material effect on the market price of the Company’s securities.  Please ensure that you have read and understood the Company’s most recent policy on insider trading, entitled “Insider Trading Policies and Related Conduct.”  If you have any questions, or if you have not received the document and returned the acknowledgment, please contact North American Scientific’s Director of Legal Affairs.

Business Conduct Guideline #6

Refrain From the Promotion, Use, or Selling of Illegal Drugs

Improper use of narcotics and other controlled substances has become a significant problem to businesses, employees and society in general.  Their sale, use and abuse, when connected to the conduct of business and the work environment, can threaten the safety, morale and public image of both the Company and its employees.  Because of our strong concern in this area, we have established the following policy regarding illegal drugs:

1.               No person will be hired who is known to be a promoter, user or seller of illegal drugs.

2.               Possession or use of illegal drugs on Company premises or during working hours, including break or meal periods, or working under the influence of illegal drugs, is strictly prohibited.  Violation of this policy may result in immediate disciplinary action, up to and including discharge.

3.               Employees who are found to be sellers or involved in the sale, solicitation, or dealing of illegal drugs will be subject to immediate discharge from the Company.

Business Conduct Guideline #7

Exercise Good Judgment in the Use of Alcohol

It is the Company’s policy to discourage the use of alcoholic beverages during business hours, including lunch.  The possession or use of alcoholic beverages on Company premises, except for authorized functions, is prohibited.  Reporting to work or performing one’s job assignments under the influence of alcohol is a safety risk and will result in immediate disciplinary action, up to and including discharge.

Business Conduct Guideline #8

Strictly Adhere to All Safety Procedures, Rules and Regulations

North American Scientific considers employee safety and health as one of its highest priorities.  The products made by North American Scientific and handled by many of our employees require strict adherence to safety procedures, rules and regulations.  Your safety and the safety of each of your colleagues depend upon constant safety consciousness.

Employees must report any unsafe situation to one of the following persons:  President of North American Scientific, President of Theseus Imaging Corp., Radiation Safety Officer, Alternate Radiation Safety Officer, Health Physicist, Director of Human Resources.   In addition to complying with federal and state safety and health laws and regulations, employees will receive training on and should be familiar with the Company’s safety and health policies.

Business Conduct Guideline #9

Uphold Laws With Respect to Competitive Practices

North American Scientific operates in highly competitive markets.  As a result, antitrust laws are an important fact of everyday business life.  The antitrust laws are complex and must be strictly followed.  Routine business decisions involving prices, terms and conditions of sale, dealings with suppliers and customers, and many other matters present sensitive situations under antitrust laws.  The penalties for violating antitrust laws can be severe.  It is therefore essential that every Company employee be aware of the antitrust laws and guard against their violation.

North American Scientific employees should not:

•                  Discuss pricing or pricing practices with competitors;

•                  Divide customers, markets, or territories with competitors;

•                  Agree with anyone not to deal with another company;

•                  Force a customer to buy one product in order to get another product; or

•                  Attempt to control a customer’s resale price.

The purpose of these laws is to promote vigorous, free, and open competition in the marketplace.  Competition helps ensure that the customer will get the best product at the lowest price.  If in doubt about whether a certain practice violates antitrust laws, employees should consult the Legal Department.

North American Scientific

Business Ethics Program

Implementation

Employees are encouraged to seek advice about any issues raised by this booklet or encountered in their work.  Advice may be obtained from your supervisor or any other member of management.  Your Human Resources, Legal, Health Physics, Finance, and Information Technology Departments also can provide specific advice.

Any employee who becomes aware of conduct inconsistent with this booklet should report it immediately to appropriate management, as identified herein.  Simply put, it is your duty to contact an appropriate member of management if you become aware of a violation of our Code of Ethics.  Appropriate remedial action will be taken by the Company, up to and including termination of employment for offending parties.  In addition, intentional violations may give rise to civil sanctions and criminal prosecution.

Attempts to use the Business Ethics Program to libel, slander, or otherwise harm another individual through false accusations, malicious rumors, or other irresponsible actions are prohibited.

Also prohibited is reprisal or the threat of reprisal against an employee who, in good faith, raises a concern about the implementation or enforcement of Company policy, including specifically the Guidelines of Business Conduct.

Such reprisal not only violates explicit Company policy, but also various federal and state laws and regulations.

Cooperation with Government Investigations

If North American Scientific becomes involved in a government investigation regarding its operations, employees, customers, or suppliers, we will fully cooperate.  North American Scientific will not alter or destroy any Company documents in anticipation of government investigation.  Furthermore, North American Scientific will not lie or make any misleading statements to any government investigator or attempt to cause any other person to provide any false or misleading information.

NORTH AMERICAN SCIENTIFIC CODE OF ETHICS
Acceptance Form

I confirm that I have read and understand North American Scientific’s Code of Ethics (the “Code”).  I certify that I have received training on the Code.

I have received training on the Code and understand it forms part of the terms and conditions of my employment.

I agree to act in accordance with the letter and spirit of the Code at all times, and to seek guidance from management or the Legal Department if I need help in applying the Code to a particular situation.

I understand the importance of reporting any potential violations of the Code to my manager, the Chief Executive Officer, or the Legal Department, and agree to do so.

Signed

Name (please print)

Title

Date